               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                Becton, Dickinson and Company
..................................................................
     (Name of Registrant as Specified In Its Charter)


..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

[BECTON, DICKINSON LOGO]

BECTON, DICKINSON AND COMPANY
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
www.bd.com

                                                               December 26, 2002

Dear Fellow Shareholders:

    You are cordially invited to attend the Annual Meeting of Shareholders of Becton, Dickinson and Company to be held at 2:00 P.M. on Tuesday, February 11, 2003 at The Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey. You will find directions to the meeting on the back cover of the accompanying Proxy Statement.

    The Notice of Meeting and Proxy Statement describe the matters to be acted upon at the meeting. We will also report on matters of interest to BD shareholders.

    Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote on the internet or by telephone, or by completing and mailing the enclosed proxy/voting instruction card in the return envelope that has been provided. If you do not vote by internet, telephone or mail, you still may attend the Annual Meeting and vote in person.

    Thank you for your continued support of BD.

                                           Sincerely,

                                                 /s/ Edward J. Ludwig
                                              _______________________________
                                                     Edward J. Ludwig
                                                     Chairman, President and
                                                     Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         BECTON, DICKINSON AND COMPANY
                                 1 BECTON DRIVE
                     FRANKLIN LAKES, NEW JERSEY 07417-1880

    The Annual Meeting of Shareholders of BECTON, DICKINSON AND COMPANY will be held at 2:00 P.M., local time, on Tuesday, February 11, 2003 at The Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey, to consider and act upon the following proposals:

    1. The election of five directors;

    2. The approval of the selection of independent auditors;

    3. A shareholder proposal relating to cumulative voting; and

    4. Such other business as may properly come before the meeting.

    Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Becton, Dickinson and Company will be voted in accordance with instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement, for proposal 2, and against proposal 3.

    Only shareholders of record at the close of business on December 16, 2002 will be entitled to vote at this meeting.

                                          By order of the Board of Directors,

                                      /s/ Bridget M. Healy
                                      __________________________________________
                                          Bridget M. Healy
                                          Vice President, General Counsel and
                                          Secretary

Dated: December 26, 2002

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REGISTER YOUR VOTE ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY/VOTING INSTRUCTION CARD, OR BY PROMPTLY RETURNING YOUR SIGNED AND DATED PROXY/VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT
                              -------------------
                      2003 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 11, 2003
                              -------------------
                         BECTON, DICKINSON AND COMPANY
                                 1 BECTON DRIVE
                     FRANKLIN LAKES, NEW JERSEY 07417-1880
                              -------------------
                              GENERAL INFORMATION

    The enclosed proxy/voting instruction card ('proxy') is solicited by the Board of Directors (the 'Board') of Becton, Dickinson and Company, a New Jersey corporation (the 'Company' or 'BD'), for use at the Annual Meeting of Shareholders to be held at 2:00 P.M., local time, on Tuesday, February 11, 2003 at The Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey. A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of the Company, by delivering a duly executed proxy bearing a later date or by voting in person at the meeting. If you vote by telephone or internet, you may also revoke your proxy with a timely and valid later telephone or internet vote, as the case may be. This proxy statement and the proxy/voting instruction card are being mailed to shareholders of the Company on or about December 26, 2002.

    At the close of business on December 16, 2002, the record date fixed by the Board for determining the shareholders entitled to notice of and to vote at the meeting, there were 254,547,502 shares of the Company's Common Stock (the 'Common Stock') outstanding, each entitled to one vote.

    In addition, on December 16, 2002, there were 627,751 shares of the Company's Series B ESOP Convertible Preferred Stock (the 'ESOP Preferred Stock') outstanding, all of which are held by State Street Bank and Trust Company, as Trustee of the Company's Savings Incentive Plan ('SIP'). The shares of ESOP Preferred Stock are entitled to vote on all matters submitted to a vote of the Company's shareholders and also carry one vote per share. Participants in SIP are entitled to instruct the Trustee how to vote all shares of Common Stock and ESOP Preferred Stock allocated to their SIP accounts, as well as how to vote a proportionate number of such shares held in SIP for which voting instructions are not received by the Trustee from other SIP participants or which are not allocated to participants' accounts (the 'unvoted and/or unallocated shares'). Unless otherwise instructed by a SIP participant, the enclosed proxy will serve as voting instructions to the Trustee with respect to both the allocated and the unvoted and/or unallocated SIP shares. SIP shares for which no voting instructions are received from any SIP participants will be voted by the Trustee in the same proportion as it votes the SIP shares for which it has received voting instructions.

    The shares of Common Stock held by the Savings Incentive Plan of Med-Safe Systems, Inc., a wholly-owned subsidiary of the Company (the 'Med-Safe Plan'), also are entitled to vote on all matters submitted to a vote of the Company's shareholders and carry one vote per share. Each participant in the Med-Safe Plan is entitled to instruct the Trustee of the Med-Safe Plan how to vote all shares of Common Stock allocated to that participant's account, as well as how to vote a proportionate number of shares held in the Med-Safe Plan for which voting instructions are not received by the Trustee from other participants. Shares for which no voting instructions are received from any Med-Safe Plan participants will be voted by the Med-Safe Plan's Trustee in the same proportion as the Trustee votes the shares for which the Trustee has received voting instructions.

    The shares of Common Stock held by Wachovia Bank, N.A., as Trustee of both the Company's Deferred Compensation Plan ('DCP') and the Company's 1996 Directors' Deferral Plan ('DDP'), as well as the shares of Common Stock held by Banque Internationale a Luxembourg ('BIL') in connection with the Company's Global Share Investment Program ('GSIP'), also are entitled to vote on all matters submitted to a vote of the Company's shareholders and carry one vote per share. Each director participating in DDP and each employee participating in DCP and, if so provided under the terms of the local country GSIP plan, in GSIP, is entitled to instruct the Trustee or BIL, as the case may be, how to vote all shares of Common Stock allocated to that person's account, as well as how to vote a proportionate number of shares held in the relevant plan for which voting instructions are not received.

    When returned properly dated and signed, the enclosed proxy will serve as voting instructions by a Med-Safe Plan participant, a DDP participant, a DCP participant and a GSIP participant with respect to both the allocated and the unvoted Med-Safe Plan shares, DDP shares, DCP shares and GSIP shares, as the case may be.

    Proxies representing shares of Common Stock held of record also will serve as proxies for shares held under the Direct Stock Purchase Plan sponsored and administered by EquiServe Trust Company, N.A. and any shares of Common Stock and ESOP Preferred Stock allocated to participants' accounts under DDP, SIP, DCP, the Med-Safe Plan and GSIP, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

    Shareowners of record and participants in SIP, DDP, DCP, the Med-Safe Plan, or, if so provided under the terms of the local country GSIP plan, GSIP, may cast their votes by:

        (1) using the internet and voting at the website listed on the enclosed proxy/voting instruction card;

        (2) using the toll-free telephone number listed on the enclosed proxy/voting instruction card; or

        (3) signing, completing and returning the enclosed proxy/voting instruction card in the enclosed postage-paid addressed envelope.

    The internet and telephone voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedure allows shareowners to appoint a proxy and the various plan participants to instruct the plan fiduciaries or BIL, as the case may be, to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy/voting instruction card.

    The presence, in person or by proxy, of the holders of shares representing a majority of the votes entitled to be cast at the meeting shall constitute a quorum.

    Directors are elected by a plurality of the votes cast at the meeting. Abstentions with respect to one or more of the nominees will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. Similarly, shares which brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ('broker non-votes'), if any, will not be counted and, accordingly, will have no effect on the outcome of the vote.

    Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the votes cast on such proposal. Under New Jersey law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

    The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

    In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally, by telephone or by telegram. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses in doing so. The Company has retained MacKenzie Partners, Inc., to assist in soliciting proxies for a fee not to exceed $12,500 plus expenses. The cost of soliciting proxies will be borne by the Company.

          SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth as of September 30, 2002, information concerning those persons known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock. The information below is as reported by such persons in their filings with the Securities and Exchange Commission. No changes in these holdings have come to the Company's attention since September 30, 2002. The Company is not aware of any other beneficial owner of more than 5% of its Common Stock.

                                                                   AMOUNT AND
                                                                   NATURE OF         PERCENTAGE OF
            NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP       CLASS
            ------------------------------------              --------------------       -----
Wellington Management Company LLP
  75 State Street
  Boston, MA 02109..........................................       28,919,262(1)         11.3%
FMR Corp.
  One Federal Street
  Boston, MA 02110..........................................       14,202,769(2)          5.6%
Capital Research and Management Company
  333 South Hope Street
  Los Angeles, CA 90071.....................................       14,317,000(3)          5.6%
Barclays Global Investors NA
  45 Fremont Street, 17th Floor
  San Francisco, CA 94105...................................       13,973,889(4)          5.5%

---------

(1) Wellington Management Company LLP has sole voting power with respect to 13,799,312 shares, shared voting power with respect to 799,850 shares, sole investment power with respect to 27,903,312 shares, and shared investment power with respect to 1,015,950 shares.

(2) FMR Corp. has sole voting power with respect to 675,934 shares, and shared investment power with respect to 14,202,769 shares.

(3) Capital Research and Management Company has shared investment power with respect to these shares.

(4) Barclays Global Investors NA has sole voting power with respect to 13,387,995 shares, sole investment power with respect to 181,003 shares, and shared investment power with respect to 13,792,886 shares.

                              -------------------
    The following table sets forth as of October 31, 2002, information concerning the beneficial ownership of Common Stock by each director and nominee for director, the persons named in the Summary Compensation Table on page 19 (the 'Named Executives'), and by all directors and executive officers as a group. In general, 'beneficial ownership' includes those shares a director or executive officer has the power to vote or transfer, including shares which may be acquired under stock options that are exercisable currently or within 60 days. Current and retired executive officers listed in the table below also have interests in a total of 48,032 restricted shares previously granted but undistributed under the Company's Stock Award Plan. While these shares may not be voted or transferred, we have included them in the table below as they represent an economic interest in Company Common Stock.

                                  COMMON STOCK

                                                                                             TOTAL
                                                                        SHARES WHICH      BENEFICIAL
                                                       SHARES OWNED    MAY BE ACQUIRED   OWNERSHIP AS
                                                       DIRECTLY AND       WITHIN 60      PERCENTAGE OF
NAME                                                   INDIRECTLY(1)       DAYS(2)           CLASS
----                                                   -------------   ---------------   -------------
Harry N. Beaty.......................................      30,201             1,467           *
Henry P. Becton, Jr..................................     222,406(3)          1,467           *
Clateo Castellini....................................     207,539         1,518,817           *
Gary M. Cohen........................................      33,417           368,037           *
John R. Considine....................................      52,383(4)        226,249           *
Vincent A. Forlenza..................................      30,505           430,845           *
William A. Kozy......................................      37,632           403,417           *
Edward J. Ludwig.....................................      71,329(4)(5)     994,155           *
Frank A. Olson.......................................      72,114             1,467           *
James F. Orr.........................................       3,872             1,467           *
Willard J. Overlock, Jr. ............................       7,942             1,467           *
James E. Perrella....................................      28,449             1,467           *
Bertram L. Scott.....................................           0(6)              0           *
Alfred Sommer........................................       7,354             1,467           *
Margaretha af Ugglas.................................      13,756             1,467           *
All Directors and Executive Officers as a group (18
  persons), including those named above..............     845,276(4)      4,534,770          2.1%

---------

 *  Represents less than 1% of the outstanding Common Stock.

(1) Includes Common Stock allocated to individual accounts under the BD Savings Incentive Plan ('SIP') and the Global Share Investment Program ('GSIP'), where applicable, as follows: Mr. Ludwig -- 17,629 shares; Mr.
    Cohen -- 9,810 shares; Mr. Considine -- 492 shares; Mr. Forlenza -- 4,610 shares; Mr. Kozy -- 4,688 shares; and all Executive Officers as a group -- 46,423 shares. Also includes Common Stock allocated to individual accounts under the Deferred Compensation Plan as follows: Mr.
    Ludwig -- 16,475 shares; Mr. Cohen -- 2,257 shares; Mr. Considine -- 24,581 shares; and all Executive Officers as a group (including Messrs. Ludwig, Cohen and Considine) -- 51,505 shares. Also includes Common Stock allocated to individual accounts under the 1996 Directors' Deferral Plan as follows:
    Dr. Beaty -- 22,201 shares; Mr. Becton -- 21,069 shares; Mr.
    Castellini -- 7,025 shares; Mr. Olson -- 52,114 shares; Mr. Orr -- 2,872 shares; Mr. Overlock -- 5,942 shares; Mr. Perrella -- 15,849 shares; Dr. Sommer -- 7,354 shares; Mrs. af Ugglas -- 7,756 shares; and all Directors as a group (including those already named) -- 142,182 shares. Includes shares held under the Stock Award Plan as follows: Mr. Castellini -- 23,928 shares; Mr. Forlenza -- 4,904 shares; Mr. Ludwig -- 9,840 shares; and Mr.
    Kozy -- 9,360 shares.

(2) Consists of stock options available for exercise.

(3) Includes 196,125 shares held by trusts of which Mr. Becton is a co-trustee with shared investment and voting power or held by a limited liability company owned by one of such trusts. Does not include 32,440 shares owned by Mr. Becton's spouse, 1,600 shares owned by a daughter, 104,840 shares held in trusts for the benefit of his children or 77,400 shares held in a charitable trust of which he is one of eight trustees, and as to each of which he disclaims beneficial ownership.

(4) In addition to the share ownership indicated, the following Named Executives and all of BD's executive officers as a group, have elected, on a discretionary basis, to defer under BD's Deferred Compensation Plan ('DCP') the following amounts of their 2002 bonuses into a BD Common Stock account, which investment will be made under the DCP in January 2003: Mr.
    Ludwig -- $300,000; Mr. Considine -- $205,000; and all Executive Officers as a group -- $515,900. At an estimated share price of $30, this investment would represent an aggregate additional ownership interest by BD's executive officers in 17,197 shares.

    In addition, the following Named Executives and all of BD's executive officers as a group, have elected, on a discretionary basis, to defer under the DCP during fiscal 2003 the following portions of their monthly salaries into a BD Common Stock account: Mr. Ludwig -- $7,769; Mr.
    Considine -- $5,763; and all Executive Officers as a group -- $15,751. At an estimated share price of $30, this would represent an aggregate monthly investment by BD's executive officers in 525 shares.

(5) Does not include 1,748 shares owned by Mr. Ludwig's son, as to which he disclaims beneficial ownership.

(6) Mr. Scott was elected to the Board of Directors on September 24, 2002.

    The following table sets forth as of October 31, 2002, information concerning the beneficial ownership of ESOP Preferred Stock held through the BD Savings Incentive Plan by the Named Executives, by all executive officers as a group, and by the beneficial owner of more than 5% of the outstanding ESOP Preferred Stock.

                              ESOP PREFERRED STOCK

                                                              SHARES OWNED
                                                              DIRECTLY AND
                                                               INDIRECTLY
                                                               ----------
Edward J. Ludwig............................................        521(1)
Gary M. Cohen...............................................        433(1)
John R. Considine...........................................         84(1)
Vincent A. Forlenza.........................................        482(1)
William A. Kozy.............................................        533(1)
All Executive Officers as a group (8 persons)...............      2,600(1)
State Street Bank and Trust Company.........................    635,126(2)
  225 Franklin Street
  Boston, Massachusetts 02110
  (as Trustee of the Savings Incentive Plan)

---------

(1) Shares allocated to individual accounts under the ESOP component of the SIP. Such shares constitute less than 1% of the total beneficial ownership of the ESOP Preferred Stock.

(2) As trustee, holding 100% of the outstanding shares of ESOP Preferred Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of their ownership of the Company's equity securities and reports of changes in such ownership with the Securities and Exchange Commission (the 'SEC') and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from the Company's executive officers and directors, the Company believes that for the period from October 1, 2001 through September 30, 2002, all of its executive officers and directors were in compliance with the disclosure requirements of
Section 16(a), except that a sale of 630 shares (adjusted for splits) by Deborah Neff was inadvertently omitted from a report filed by her in 1998. An amended report was subsequently filed to include this sale.

                               BOARD OF DIRECTORS

BOARD MEETINGS; COMMITTEES OF THE BOARD

    The Company is governed by a Board of Directors and various Committees of the Board which meet regularly throughout the year. The Board of Directors, which held eight meetings during the fiscal year ended September 30, 2002, has six principal standing Committees, including the Executive Committee, the Audit Committee, the Compensation and Benefits Committee, the Corporate Affairs Committee, the Corporate Governance and Nominating Committee (formerly the Corporate Governance Committee), and the Finance and Investment Committee. All directors attended at least 81% of Board and Committee meetings during the year. The Board of Directors has adopted a written charter for each of the Committees (other than the Executive Committee). Copies of these charters are posted on the Company's website at www.BD.com/investors.

    The Audit Committee reviews the Company's financial statements and accounting principles, the scope and results of the annual audit by the independent auditors, and the Company's internal audit process, including the Company's internal controls and accounting systems. The Audit Committee also reviews the independence and performance of the Company's independent auditors, and makes recommendations to the Board concerning the selection of independent auditors. The Audit Committee met four times during the year and also participated in quarterly conference calls with management and the Company's independent auditors to review the Company's Quarterly Reports on Form 10-Q prior to their filing. The current members of this Committee are James F. Orr
 -- Chair, Harry N. Beaty, Willard J. Overlock, Jr., Bertram L. Scott and Margaretha af Ugglas. The Board has considered and concluded that each of the members of the Audit Committee satisfies the independence, financial literacy and expertise requirements of the New York Stock Exchange.

    The Compensation and Benefits Committee reviews annually the overall compensation program for the Company's corporate officers and approves the compensation of the Chief Executive Officer and all persons reporting to the Chief Executive Officer, which includes all the executive officers (the Chief Executive Officer and such persons are collectively referred to as the 'BD Leadership Team'). This Committee also approves all employment and consulting contracts of the Company or any subsidiary with corporate officers who are not also directors. In addition, this Committee serves as the granting and administrative committee for the Company's stock option plans. This Committee also oversees the administration of employee benefits and benefit plans for the Company. This Committee is composed entirely of independent directors. The current members of this Committee, which met seven times during the year, are Henry P. Becton, Jr. -- Chair, Frank A. Olson, Willard J. Overlock, Jr. and James E. Perrella.

    The Corporate Affairs Committee oversees the Company's policies, practices and procedures as a responsible corporate citizen, in the general areas of ethical conduct and legal compliance, including, without limitation, issues relating to communications, employment practices, community relations, customer relations and business practices and ethics. The current members of this Committee, which met four times during the year, are Margaretha af
Ugglas -- Chair, Henry P. Becton, Jr., Bertram L. Scott and Alfred Sommer.

    The Corporate Governance and Nominating Committee recommends candidates for election as directors to the Board. It also reviews and makes recommendations concerning the composition, organization, structure and function of the Board and its Committees, as well as the performance and compensation of directors. It monitors and considers the Company's corporate governance and Board practices, recommends matters for consideration by the Board, and periodically reviews the Company's by-laws, certificate of incorporation and shareholder rights plan. The Committee's charter states that any director who is, or at any time in the prior two years was, an officer or employee of the Company or of any of its subsidiaries, however, must recuse him or herself from all determinations regarding the nomination of candidates for election to the Board and the compensation of directors. The current members of this Committee, which met seven times during the year, are Clateo Castellini -- Chair, Henry P. Becton, Jr., Harry N. Beaty, and James F. Orr.

    Any shareholder may recommend nominees for director for consideration by the Corporate Governance and Nominating Committee by writing to the Secretary of the Company. Submissions should include the full name and address and a statement of the qualifications of the proposed nominee.

    The Finance and Investment Committee reviews the financial and accounting affairs of the Company, including the Company's financial structure, dividend policy, financial plans and capital expenditure budgets. The Committee also reviews and recommends appropriate Board action with respect to acquisitions and divestitures of assets meeting specified thresholds and oversees various matters related to certain of the Company's employee benefit plans which require funding. The current members of this Committee, which met six times during the year, are Willard J. Overlock, Jr. -- Chair, Frank A. Olson, James E. Perrella and Alfred Sommer.

                         REPORT OF THE AUDIT COMMITTEE

                               NOVEMBER 25, 2002

    The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors these processes.

    In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

    In addition, the Committee discussed with the independent auditors the auditors' independence from the Company and its management, and the independent auditors provided to the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

    The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

    Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company's independent auditors for fiscal year 2003.

                                AUDIT COMMITTEE
                              JAMES F. ORR, CHAIR
                                 HARRY N. BEATY
                            WILLARD J. OVERLOCK, JR.
                                BERTRAM L. SCOTT
                              MARGARETHA AF UGGLAS

DIRECTORS' COMPENSATION

    Each director who is not employed by the Company is compensated for services as a director by an annual retainer of $34,000. In addition, an annual fee of $5,000 is paid to each committee chair. Each non-management director elected at, or continuing as a director after, last year's annual meeting of shareholders also was granted 400 deferred shares of Common Stock. These shares were allocated to a Common Stock account under the 1996 Directors' Deferral Plan and will be distributed no earlier than retirement from the Board, in installments or as a lump-sum.

    Directors may defer, in an unfunded cash account or a Common Stock account, all or part of their annual retainer and chair fees, until up to 10 years after retirement from the Board pursuant to the provisions of the 1996 Directors' Deferral Plan. The number of shares credited to the accounts of directors is adjusted periodically to reflect the payment and reinvestment of dividends on the Common Stock.

    The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company.

    Each non-management director elected at, or continuing as a director after, each annual meeting of shareholders is granted stock options to purchase shares of Company Common Stock at the fair market value of the Common Stock on the date of grant. The options granted have a value of $35,000 (based on the Black-Scholes option pricing model).

    In November 2002, the Board determined to amend the overall amount and components of the compensation of non-management directors. As a result, the Board discontinued, effective November 2002, the annual share grant to non-management directors elected at, or continuing as a director after, each annual meeting of shareholders. The Board also increased the annual retainer fee to $55,500 and the annual fee for committee chairs to $5,500. The Board also approved additional directors' fees of $1,500 for each half-day spent by a non-management director outside of regularly scheduled board meetings, or in meetings of any particular committee of the Board in excess of five hours in any year. Additional directors' fees of $1,500 per half-day were also approved for time spent by a non-management director visiting the Company's businesses or meeting with representatives or officers of the Company.

    The amendments affecting the cash compensation of non-management directors become effective following the Annual Meeting. The annual option grant described above was not affected by the amendments to non-management director compensation.

    Directors' fees are the only form of compensation received by non-management directors from the Company.

DIRECTORS' SHARE OWNERSHIP GUIDELINES

    Under the Board's formal share ownership guidelines for non-management directors, each non-management director is currently required to own shares of Common Stock valued at 70% of the amount obtained by multiplying the annual retainer fee by the number of years such person has served as a director. Based upon the closing price of the Company's Common Stock on September 30, 2002, all of the directors owned sufficient shares to comply with these guidelines.

    In connection with the amendments to non-management director compensation discussed above, the Board also determined to change the director share ownership guidelines. Following the Annual Meeting, non-management directors will be required to own shares of Common Stock valued at 50% of the amount obtained by multiplying the annual retainer fee by the number of years such person has served as a director. The effect of this change is to increase from $23,800 to $27,750 the dollar value of shares each non-management director is required to own for each year of service as a director. Based upon the closing price of the Company's Common Stock on September 30, 2002, all of the directors owned sufficient shares to comply with the revised guidelines.

                              CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRINCIPLES

    In November 2001, the Board adopted a set of Corporate Governance Principles. The Corporate Governance Principles address a number of topics, including director independence, mandatory retirement, evaluation of the CEO, composition of the Board and succession planning. The Corporate Governance Principles are reviewed by the Corporate Governance and Nominating Committee on a regular basis and any proposed additions or amendments to the Corporate Governance Principles are reviewed and approved by the Board.

    In order to provide shareholders with greater knowledge regarding the Board's processes, the Mission Statement and Corporate Governance Principles adopted by the Board of Directors are attached as Appendix A to this proxy statement. The Corporate Governance Principles also are posted on BD's website at www.BD.com/investors.

    The New York Stock Exchange ('NYSE') recently proposed rules that would require listed companies to adopt governance guidelines covering certain matters. The Company has carefully reviewed its Corporate Governance Principles and believes that they substantially comply with these proposed rules.

EXECUTIVE SESSIONS AND LEAD DIRECTOR

    In September 2002, the Board amended the Company's Corporate Governance Principles to increase to not less than three, the number of times per year the non-management directors are to meet in executive session. One of these sessions is dedicated to the review of the Chief Executive Officer and the recommendations of the Compensation and Benefits Committee regarding the Chief Executive Officer's compensation.

    Also in September 2002, the Board amended the Corporate Governance Principles to provide for the appointment by the independent directors of a presiding director (the 'Lead Director') to serve, on a rotating basis, for a term of twelve months. The Lead Director presides over any executive session of the non-management directors. The Lead Director also serves as a liaison between the non-management members of the Board and the Chairman, and discusses with the Chairman, to the extent appropriate, matters discussed by the non-management directors in executive session. Consistent with the recommendations of the NYSE, the Lead Director also is to serve as a contact person to facilitate communications by BD's employees and shareholders with the non-management members of the Board.

    Mr. Frank A. Olson has been designated as the initial Lead Director based on his many years of service as a director of the Company, and will serve as Lead Director through September 2003.

DIRECTOR INDEPENDENCE

    The Board assesses each director's independence annually in accordance with the Company's Corporate Governance Principles. A director's independence is determined by the Board pursuant to the Corporate Governance Principles, which define an independent director as one who has not been employed by the Company or any of its subsidiaries within the previous five years and has no significant financial or personal relationship to the Company or to its management that would interfere with the exercise of independent judgment by such director. The Board has determined, after careful review, that each member of the Board is independent as defined in the Company's Corporate Governance Principles, with the exception of Messrs. Castellini and Ludwig, who are or have been employed by the Company within the past five years, and of Dr. Alfred Sommer, Dean, The Johns Hopkins University ('JHU') Bloomberg School of Public Health, as Mr. Ludwig currently serves as a member of the JHU Board of Trustees. Accordingly, eight out of the eleven current members of the Board are independent directors.

ANNUAL REPORT OF CHARITABLE CONTRIBUTIONS

    Pursuant to the Company's Corporate Governance Principles, any charitable contributions, or pledges of charitable contributions, by the Company in any given fiscal year in an aggregate amount of $50,000 or more to an entity for which a BD director or a member of his or her immediate family serves as a director, officer or employee, or as a member of such entity's fund-raising organization or committee, is subject to the prior consideration and approval of the Corporate Governance and Nominating Committee. The Corporate

Governance and Nominating Committee of the Board is provided annually with a report by management of charitable contributions or pledges made by the Company during the fiscal year in an amount of $10,000 or more, to any entity for which a BD director or executive officer, or a member of his or her immediate family, serves as a director, officer or employee, or as a member of such entity's fund-raising organization or committee. The report for fiscal 2002 is attached as Appendix B to this proxy statement.

BOARD EVALUATION

    As in the past six years, in fiscal 2002 the Board's Corporate Governance and Nominating Committee undertook the process of evaluating Board performance and effectiveness. This process commences with each director completing a Board Evaluation Questionnaire. This questionnaire was developed by the Corporate Governance and Nominating Committee and provides for a range of grades and trend indicators to be completed by each director, as well as space for written comments, with respect to each of the following seventeen criteria:

     1. The Board understands and approves the Company's mission statement, values and objectives, as well as its strategic and operating plans.

     2. The Board understands the industries in which the Company operates and the implications of current general economic and political trends to those businesses.

     3. The Board evaluates the Company's research and development performance and level of commitment.

     4. The Board considers the financial performance of peer companies when assessing Company performance.

     5. The Board evaluates and reviews the performance and values of the Chief Executive Officer.

     6. The Board reviews senior management development and compensation and considers the correlation between compensation levels and Company performance.

     7. Board meetings foster open communication and timely resolution of issues presented.

     8. The Corporate Governance and Nominating Committee reviews and communicates the Board's expectations concerning director responsibilities and monitors the productivity of Board and Committee meetings.

     9. The Board assesses and modifies, as necessary, the structure of the Board and its Committees, as well as the frequency of the Board and Committee meetings.

    10. The Board establishes criteria and policies to ensure the representation of characteristics and expertise among its membership necessary to its effectiveness.

    11. The Board seeks to optimally and appropriately utilize each Board member's experiences in terms of Committee appointments.

    12. The Board reviews the availability, content and timeliness of information provided to it, prepares appropriately for Board meetings and requests additions or changes to the material provided, when appropriate.

    13. The Board verifies the independence of each non-management director and considers the impact, if any, of changes in the principal employment of non-management directors.

    14. The Board monitors and understands current issues and trends in corporate governance.

    15. The Board reviews and adopts annual capital and operating budgets and monitors Company performance against them during the year.

    16. The Board reviews the adequacy of existing accounting and financial controls and oversees ethical conduct and legal compliance by the Company.

    17. The Board reviews succession plans for the Chief Executive Officer and senior management.

    In some instances, the above criteria related to Board functions, such as senior management compensation, that are largely performed by a committee of the Board.

    The collective ratings and comments of the directors were compiled and presented by the Chairman of the Corporate Governance and Nominating Committee to the full Board for discussion, for the assessment of progress in the areas targeted for improvement a year earlier, and for the development of recommendations to enhance the Board's effectiveness over the next year.

    In addition, each Board committee conducted a self-evaluation of its performance during fiscal 2002, with performance criteria for each committee developed on the basis of its purposes and mission, as set forth in its charter.

EVALUATION OF INDIVIDUAL DIRECTORS

    The Board also assessed the performance of the individual directors standing for re-election to the Board at the Annual Meeting of Shareholders, and, to the extent applicable, considered the impact of any change in the principal occupations of all directors during the last year.

    The Corporate Governance and Nominating Committee conducted the individual evaluations against criteria designed to measure performance in five critical areas:

    1. Personal Characteristics

    2. Core Competencies

    3. Independence

    4. Level of Commitment

    5. Board and Company Considerations

    Upon completion of the individual director evaluation process, the Corporate Governance and Nominating Committee reported to the full Board its conclusions and recommendations for nominations to the Board.

BUSINESS CONDUCT AND COMPLIANCE GUIDE

    In 1995, the Board adopted the BD Business Conduct and Compliance Guide (the 'Guide'). The Guide is a code of conduct applicable to all directors, officers and employees of the Company, including its Chief Financial Officer, Controller and other senior financial officers. The Guide sets forth BD policies and expectations on a number of topics, including without limitation, conflicts of interests, confidentiality, compliance with laws (including insider trading laws), preservation and use of company assets, and business ethics. The Guide also sets forth procedures for communicating and handling any potential conflict of interests (or the appearance of any conflict of interests) involving directors or executive officers, and for communicating and handling issues regarding accounting, internal controls and auditing matters.

    In 1995, the Company instituted an Ethics Help Line for BD associates as a means of raising concerns or seeking advice. The Help Line is serviced by an independent contractor and is available to all associates worldwide, 7 days a week, 24 hours a day. Translation services are also available to associates. Associates using the Help Line may choose to remain anonymous and all inquiries are kept strictly confidential. All Help Line inquiries are forwarded to the Director of Business Ethics and Conduct for investigation. The Director of Business Ethics and Conduct leads the BD Ethics Office, an independent unit within the Company that administers the Company's ethics program. In addition to the Help Line, the ethics program provides for broad communication of the Company's core values, associate education regarding the Guide and its requirements, and ethics training sessions.

    The Company regularly reviews the Guide and proposed additions or amendments to the Guide are considered and subject to approval by the Board. The Guide is posted on BD's website at www.BD.com/investors.

    The NYSE recently proposed rules that would require listed companies to adopt a code of business conduct and ethics covering certain matters. The Company has carefully reviewed the Guide and believes that it complies with these proposed rules.

PROPOSAL 1.

                             ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes, the terms of which expire alternately over a three-year period. Five directors are proposed for election. The Board, however, proposes the election of Harry N. Beaty and Frank
A. Olson for two years only until the 2005 Annual Meeting and until their successors have been duly elected and qualified, in consideration of the Company's policy establishing the mandatory retirement date of each director as the date of the Annual Meeting next following his or her 72nd birthday. Dr. Beaty and Mr. Olson will be 72 in June and July, 2004, respectively.

    The Board also proposes the election of Edward J. Ludwig, Willard J. Overlock, Jr., and Bertram L. Scott to serve for three years until the 2006 Annual Meeting and until their successors have been duly elected and qualified. Mr. Scott was elected to his present term by the Board effective September 24, 2002. Messrs. Ludwig and Overlock are incumbent directors who were elected to their present terms by the shareholders. Clateo Castellini, whose term expires following the Annual Meeting, has announced his intention to retire from the Board and, therefore, is not standing for re-election.

    All of the nominees for election have consented to being named in this proxy statement and to serve if elected.

    Biographical information concerning each of the nominees and directors continuing in office following the Annual Meeting is presented on this and the following pages.

                             NOMINEES FOR DIRECTOR

NOMINEES FOR DIRECTOR -- TERM TO EXPIRE 2005

[Photo] Harry N. Beaty, M.D., 70, has been a director since 1985. He is Emeritus Dean of the Northwestern University Medical
                      School and serves on the Board of the Northwestern Medical
                      Faculty Foundation. Dr. Beaty is a specialist in internal medicine and a subspecialist in infectious diseases. He also is a director of Banner Health, Arizona.

[Photo]               Frank A. Olson, 70, has been a director since 1985. He is
                      Chairman of the Board of The Hertz Corporation, a transportation company. Mr. Olson also is a director of Amerada Hess Corporation and White Mountains Insurance
                      Group, Ltd.

NOMINEES FOR DIRECTOR -- TERM TO EXPIRE 2006

[Photo] Edward J. Ludwig, 51, has been a director since 1999. He was elected President of the Company in May 1999, and President and Chief Executive Officer effective January 2000. In
                      November 2001, he was elected to the additional role of Chairman, effective February 2002. Mr. Ludwig served as
                      Executive Vice President from July 1998 to May 1999 and prior thereto was Senior Vice President-Finance and Chief
                      Financial Officer. Mr. Ludwig is a director of the U.S. Fund for UNICEF and a member of the Board of Trustees of The
                      Johns Hopkins University.

[Photo]               Willard J. Overlock, Jr., 56, has been a director since
                      1999. He retired in 1996 as a partner in Goldman, Sachs &
                      Co., where he served as a member of its management committee, and currently serves as a senior advisor to The
                      Goldman Sachs Group, Inc. Mr. Overlock also is an advisor to the Parthenon Group and is a director of Select Reinsurance
                      Ltd.

[Photo]               Bertram L. Scott, 51, has been a director since September
                      2002. He is the President of TIAA-CREF Life Insurance
                      Company and Executive Vice President of TIAA-CREF. Prior to joining TIAA-CREF in November 2000, Mr. Scott served as
                      President and Chief Executive Officer of Horizon/Mercy, a joint Medicaid managed care program between Mercy Health
                      Plan of Pennsylvania and Blue Cross/Blue Shield of New
                      Jersey.
                              CONTINUING DIRECTORS

TERM TO EXPIRE 2004

[Photo] Henry P. Becton, Jr., 59, has been a director since 1987. He is President and General Manager of WGBH Educational
                      Foundation, a producer and broadcaster of public television and radio programs and books and other educational materials. Mr. Becton is a director of Belo Corporation, various Zurich Scudder mutual funds and Public Radio
                      International.

[Photo] James F. Orr, 57, has been a director since 2000. Mr. Orr is the Chairman, President and Chief Executive Officer of
                      Convergys Corporation, a provider of outsourced billing and customer management services. Prior thereto, he served as Chief Operating Officer and a director of Cincinnati Bell,
                      Inc. At Cincinnati Bell, he was Chairman and President of
                      Cincinnati Bell Information Systems and MATRIXX Marketing, the businesses which now make up Convergys. In addition, Mr.
                      Orr is a director of Ohio National Financial Services, Inc.


[Photo]               Margaretha af Ugglas, 63, has been a director since 1997.
                      She is the former Minister of Foreign Affairs of Sweden. Ms.
                      af Ugglas is a director of the Karolinska Institute and of the Jarl Hjalmarson Foundation.

TERM TO EXPIRE 2005

[Photo]               James E. Perrella, 67, has been a director since 1995. In
                      2000, he retired as Chairman of the Board of Ingersoll-Rand
                      Company, a manufacturer of industrial machinery and related products. Mr. Perrella also is a director of Milacron Inc., Bombardier Inc. and Arvin Meritor, Inc.

[Photo]               Alfred Sommer, M.D., M.H.S., 60, has been a director since
                      1998. He is Dean of The Johns Hopkins University Bloomberg
                      School of Public Health, and Professor of Ophthalmology,
                      Epidemiology and International Health. Dr. Sommer was founding Director of the Dana Center for Preventive
                      Ophthalmology at Johns Hopkins, which focuses on clinical epidemiology and public health aspects of blindness prevention and child health.

                             EXECUTIVE COMPENSATION

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation and Benefits Committee of the Board (the 'Committee') reviews the overall compensation program for the Company's corporate officers, determines and administers the compensation of the BD Leadership Team, including the individuals named in the Summary Compensation Table (the 'Named Executives'), and oversees the administration of employee benefits and benefit plans for the Company and its subsidiaries. The Committee is composed exclusively of non-employee directors, as defined in applicable rules and regulations of the Securities and Exchange Commission, and none of the members of the Committee is an employee or former employee of the Company or eligible to participate in any of the Company's executive compensation programs. Each of the members of this Committee also satisfies the criteria necessary to be considered an 'outside director' for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code').

OVERVIEW

    BD's focus is to help all people live healthy lives while generating superior total shareholder return. With this focus in mind, the Committee has developed and implemented a compensation philosophy designed to reward and support superior performance and to attract and retain top talent. This objective is achieved through a variety of compensation measures, described below, that are designed to support the current and long-term performance of the Company.

    The Committee believes that the structure of the Company's compensation program, with its emphasis on long-term compensation, serves to focus Company executives on attaining a sustained, high level of Company performance and creating long-term shareholder value.

CHALLENGING TARGETS

    BD's management compensation program emphasizes the establishment of challenging goals through a number of factors, including: the Committee's active assessment of management's proposed performance goals and the link between goal attainment and short-term and long-term management incentives; a significant proportion of total compensation being contingent on achievement of predetermined goals; and long-term compensation and performance being measured and determined relative to that of a group of high quality healthcare institutions with which BD competes for management talent, as well as the selected peer group of companies (the 'Peer Group') used in preparing the Performance Graph set forth on page 23 (collectively, the 'Comparison Group'). Management short-term and long-term incentive payments are based on performance measures designed to build shareholder value, including net income and total shareholder return.

EXECUTIVE AND SHAREHOLDER ALIGNMENT

    Each of the executives identified below is required to own within a prescribed period of time a significant ownership stake in the Company, representing varying multiples of the executive's base salary, depending on the executive's position. The Company can extend the period of time within which the guidelines are to be complied with when circumstances, such as a promotion, significantly increase the target level of share ownership. The current ownership guidelines are as follows:

Chairman, President and Chief Executive Officer.............  5 times salary
Other BD Leadership Team Members (16 persons)...............  3 times salary
All Other Corporate Officers................................  2 times salary

    The Company periodically monitors individuals' compliance with these ownership guidelines. Stock options, including vested options, are not included in determining whether an individual has met his or her ownership guidelines. The Company does not, and has not, provided any loans to management for the purpose of assisting them in complying with these ownership guidelines. 16 of the 17 current members of the BD Leadership Team either are in substantial compliance with the ownership guidelines or have plans in place to become compliant in a timely manner.

PRINCIPAL COMPENSATION ELEMENTS

    The key elements of executive compensation are base salary, annual incentive awards, and stock options. These components are administered with the goal of providing total compensation that is competitive, motivates the highest individual performance, rewards sustained performance, and provides above-average rewards when merited by individual, business unit and Company results.

    In assessing the effectiveness and competitiveness of BD's executive compensation structure, the Committee reviews compensation practices of other highly-regarded companies with the assistance of independent outside consultants. The Comparison Group includes not only firms that compete in the Company's primary lines of business, but also those with which the Company competes for talent.

BASE SALARY

    The Committee annually reviews and determines the base salaries of the BD Leadership Team members. The Committee evaluates management's salary recommendations based on the results achieved by each executive, his or her future potential, scope of responsibilities and experience, as well as competitive salary practices. The Company generally targets executive officer salaries to approximate the median levels expected to be paid by companies in the Comparison Group to persons holding equivalent positions.

ANNUAL INCENTIVE AWARDS

    The Company's Performance Incentive Plan is structured to reward executives based on the overall performance of the Company, as well as the performance of each executive and that of his or her area of responsibility or operating group. The Committee sets target incentives for each participating executive officer at the beginning of each year. These targets are established as a percentage of the executive's salary and are calculated to deliver compensation to the executive at the median range for the Comparison Group companies.

    The Committee adopted performance measures for fiscal 2002 to determine the amount of incentive to be paid at different levels of performance. Funding for award pools for all executive officers (and other members of the BD Leadership
Team) and corporate functions is based primarily on achieving a total Company earnings per share target and net income target, respectively, set at the beginning of the year. Funding for award pools for business units and regions/countries is also based primarily on achieving targets established at the beginning of the year for operating income (with an additional measure for working capital performance).

    In addition to these financial targets, each business unit, region/country and function has established certain objectives based on key Company initiatives and desired improvements to competitive positions. Key Company initiatives for fiscal 2002 included, among other things, sales of safety-engineered products and implementation of the Company's Genesis (enterprise resource planning system) and operational effectiveness improvement initiatives. These objectives were required to have been met in order for full payouts to be made under this plan.

    Under the Performance Incentive Plan, the range of performance in fiscal year 2002 for which awards are funded is between 90% (threshold) and 105% (maximum) of the target goal. At the threshold level of performance, the pool is funded at 50%. Below the threshold, the pool is 0%. For every 1% increase in performance between 90% and 100% of goal, the pool is increased by 5%. For every 1% increase in performance above 100% of goal, the pool is increased by 10%, to a maximum of 150% of target.

    For fiscal year 2003, the range of performance under the Performance Incentive Plan for which awards are funded will be between 80% (threshold) and 110% (maximum) of the target goal. At the threshold level of performance, the pool is funded at 50%. Below the threshold, the pool is 0%. It is anticipated that for every 1% increase in performance between 80% and 100% of goal, the pool will be increased by 2.5%, and for every 1% increase in performance above 100% of goal, the pool will be increased by 5%, to a maximum of 150% of target.

    The Company relies heavily, but not exclusively, on these criteria. The Committee does not use any fixed formula in determining incentive awards. Instead, it exercises discretion in light of these measures and in view of the Company's compensation objectives to determine overall incentive funds and individual incentive amounts.

    For fiscal 2002, the Company achieved 93% of its stretch earnings per share target established by the Committee, and 100% of its net income target, under the Performance Incentive Plan. The level of achievement of applicable targets for individual business units and regions varied. Awards to the Chief Executive Officer and the other Named Executives are set forth in the Summary Compensation Table. These awards were based on the performance of the individual, as well as the performance of the Company and the relevant business or function.

DEFERRED COMPENSATION PLAN

    The Company maintains a Deferred Compensation Plan that allows employees, including executive officers, with a base salary of $100,000 or more, to defer receipt of salary and annual incentive awards in either common stock of the Company or in cash accounts that mirror the gains and/or losses of a number of different investment funds selected by the Company. Under the Deferred Compensation Plan, participants may defer up to 75% of their base salary and up to 100% of their annual incentive awards, until the date or dates specified by the participant.

    The Company is not required to make any contributions to the Deferred Compensation Plan, other than to the extent a participant who is also a participant in the Company's Savings Incentive Plan ('SIP') would be entitled to a lower matching contribution from the Company under SIP as a result of his or her deferral of salary under the Deferred Compensation Plan.

    Prior to January 1, 2002, participants in the plan were only able to defer compensation into either common stock of the Company or into a cash account that provided a return equal to the Moody's Seasoned AAA Corporate Bond Rate. The Deferred Compensation Plan was amended in November 2001 to eliminate the fixed rate of return investment option for any compensation deferred after January 1, 2002. Neither the Chief Executive Officer nor any of the other Named Executives has any deferred compensation in a fixed return account.

    The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment of the Company to pay the amounts due under the plan. When such payments are due, the cash and/or stock will be distributed from the Company's general assets.

STOCK OPTIONS

    The Committee grants stock options broadly and deeply throughout the organization, and thus provides additional incentives to employees to maximize shareholder value. Grants are based on individual performance and long-term contribution potential. It has been the Company's practice over the past five years to grant on average approximately 82% of all option grants to associates who are not members of the BD Leadership Team.

    Stock option grant levels and terms are established to provide executives with the opportunity for overall compensation levels targeted at the median of the competitive range for comparable positions in the market place, provided management is successful in achieving competitive growth in total shareholder value relative to the Comparison Group.

    The Committee has approved an indexed stock option program, intended to compensate senior executives, including executive officers, for relative growth in shareholder value, as well as the achievement of certain internal financial and strategic goals. The program is intended to focus management on the long-term creation of shareholder value by linking incentive compensation to quantifiable measures that drive shareholder value creation over time. The number of shares available for grant to members of the BD Leadership Team, including the executive officers, may be increased or decreased by as much as 25% from the executive's target grant based on BD's annual total shareholder return compared to the Peer Group.

    On November 27, 2001, the Committee approved a grant to executive officers based on performance results for the 2001 fiscal year. Based on relative performance, the total executive stock option grant level was at 125% of target. These option grants for the Chief Executive Officer and the other Named Executives are set forth in the Summary Compensation Table.

    On November 25, 2002, the Committee approved a grant to executive officers based on performance results for the 2002 fiscal year. Based on relative performance, the total executive stock option grant level was at 85.7% of target.

    The Company has not re-priced options or issued additional options in response to any decline in the Company's stock price. Vesting of stock option awards made prior to November 2001 generally occurred over a three-year period beginning from the date of grant (with 50% becoming vested two years, and the remainder becoming vested three years, from the date of grant), while vesting of stock option awards granted in November 2001 and thereafter generally occurs over a four-year period (with 25% becoming vested on each anniversary of the date of grant).

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Each year, the non-management directors meet in executive session to evaluate the performance of the Chief Executive Officer. The results of this evaluation are then used by the Compensation and Benefits Committee in determining the compensation of the Chief Executive Officer.

    On October 1, 2001, the Committee approved a base salary increase for Mr. Ludwig from $730,000 to $850,000. The Summary Compensation Table sets forth the details regarding all compensation of the Chief Executive Officer for fiscal 2002. The determination of the Chief Executive Officer's salary, annual incentive award and stock option grant was made by the Committee based on the same policies and calculations described above applicable to all executive officers.

2002 COMPENSATION ACTIONS: OTHER EXECUTIVE OFFICERS

    The other executive officers, including the other Named Executives, received salary increases that averaged 5.4%, which included merit increases of 4.6%, as well as a single market adjustment of 6.6% to one executive officer.

INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied.

    The Committee considers the anticipated tax treatment to the Company and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

                      COMPENSATION AND BENEFITS COMMITTEE

                          HENRY P. BECTON, JR., CHAIR
                                 FRANK A. OLSON
                            WILLARD J. OVERLOCK, JR.
                               JAMES E. PERRELLA

COMPENSATION DATA

    The following tables and graph set forth information on the compensation of the Company's Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer (the 'named executives').

COMPENSATION OF NAMED EXECUTIVES

GENERAL

    The following table shows, for the fiscal years ended September 30, 2002, 2001 and 2000, respectively, compensation provided by the Company to each of the named executives in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION               LONG-TERM
                                                       AWARDS                    COMPENSATION
                                            -----------------------------   -----------------------
                                                                                         SECURITIES
                                                                            RESTRICTED   UNDERLYING
NAME AND                                    FISCAL                            STOCK       OPTIONS/       ALL OTHER
PRINCIPAL POSITION                           YEAR    SALARY(1)   BONUS(1)   AWARDS(2)       SARS      COMPENSATION(3)
------------------                           ----    ---------   --------   ---------    ----------   ---------------
Edward J. Ludwig .........................   2002    $850,000   $750,000        0         300,000         $87,456
 Chairman, President and Chief Executive     2001     730,000    723,000        0         250,000          89,771
 Officer                                     2000     562,500    425,000        0         110,000           5,321
Gary M. Cohen ............................   2002     440,000    310,000        0          85,000          37,396
 President -- BD Medical Systems             2001     418,000    290,000        0          50,000          33,176
                                             2000     400,542    195,000        0          37,000           5,629
John R. Considine ........................   2002     535,000    410,000        0         125,000           6,411
 Executive Vice President and Chief          2001     508,356    410,000        0          90,000           8,499
 Financial Officer                           2000     155,449    350,000        0         300,000           2,813
Vincent A. Forlenza ......................   2002     385,000    245,000        0          65,000          27,429
 Senior Vice President -- Technology,        2001     360,000    235,000        0          43,000          44,867
 Strategy and Development                    2000     335,000    150,000        0          27,000           5,777
William A. Kozy ..........................   2002     378,164    245,000        0          65,000          51,647
 President -- BD Clinical Laboratory         2001     345,000    230,000        0          43,000          44,693
 Solutions and Company Operations            2000     305,000    150,000        0          25,000           5,796

---------

(1) Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year. Bonuses are paid in the fiscal year following the fiscal year for which they are earned, unless deferred at the election of the executive. The following named executives elected to defer, on a discretionary basis, with respect to the years covered in the Summary Compensation Table the following amounts of salary and bonus into a BD Common Stock account under the Deferred Compensation Plan: Mr. Ludwig -- for 2002, $300,000 of bonus and $74,539 of salary, and for 2001, $448,260 of bonus; and Mr. Considine -- for 2002, $205,000 of bonus and $84,832 of salary, for 2001, $205,000 of bonus and $124,559 of salary, and for 2000, $350,000 of bonus and $38,862 of salary.

(2) The following table contains information relating to the undistributed portions of restricted stock awards previously granted to the named executives under the Stock Award Plan.

                                                                              CURRENT MARKET
                                                                NUMBER OF        VALUE OF
                                                              UNDISTRIBUTED   UNDISTRIBUTED
                                                               RESTRICTED       RESTRICTED
   NAME                                                        SHARES HELD     SHARES HELD
   ----                                                        -----------     -----------
   Edward J. Ludwig.........................................      9,840          $279,456
   Vincent A. Forlenza......................................      4,904          $139,273
   William A. Kozy..........................................      9,360          $265,824

   Under the terms of the Stock Award Plan, none of the holdings reflected may be distributed prior to retirement or termination of employment.

   Current market values are determined by multiplying the number of undistributed shares by $28.40, the September 30, 2002 closing price for the Company's Common Stock. No discount has been taken to reflect (1) the continuing restrictions on distribution and transferability, or (2) the fact that undistributed shares are not dividend-bearing.

(3) Amounts shown represent the Company's matching contributions to the Company's Savings Incentive Plan ('SIP'), a qualified defined contribution plan available to U.S. employees at all levels, and the dollar value of split-dollar life insurance policies that had been provided up until July 2002 for certain of the named executives (see discussion below).
                                              (footnotes continued on next page)

(footnotes continued from previous page)

    During fiscal 2002, the Company made contributions to SIP of $6,000 for each of Messrs. Ludwig, Considine, Cohen, Forlenza and Kozy. These amounts represent Company matching contributions at a 50% rate of the first 6% of base pay contributed to SIP by each of the named executives, in accordance with applicable SIP rules and subject to limits imposed by the IRS upon maximum contributions to such tax-qualified plans. In addition, for the plan year ended June 30, 2002, as a result of the accumulation of shares of ESOP Preferred Stock in the SIP trust in excess of the Company's matching obligation, the Company matched up to an additional .2% of each eligible participant's salary. This additional Company contribution amounted to $411 for Messrs. Ludwig and Considine, $356 for Mr. Forlenza, $347 for Mr. Kozy, and $316 for Mr. Cohen.

    Until the adoption of the Sarbanes-Oxley Act of 2002, the Company had made split-dollar life insurance policies available to the named executives in lieu of full participation in the Company's group life insurance program. The death benefit payable to the beneficiary of an insured named executive is two times that executive's base salary. Under collateral assignment arrangements, the premiums are paid by the Company for a fixed time period during the initial years in which the policies are in effect. If assumptions about mortality, dividends, and other factors are realized, the Company will recover all of its premium payments from the cash value of the policies at the later of a designated date or retirement of the executive. At that time, full ownership of the policy will be transferred to the named executive. The compensatory portion of this arrangement is the premium payment made on behalf of the named executives during the fiscal year. Payments made for fiscal 2002 were $81,045 for Mr. Ludwig, $31,080 for Mr. Cohen, $21,073 for Mr. Forlenza and $45,300 for Mr. Kozy. The Company has discontinued making any further payments under these policies and is exploring alternatives for these policies.

STOCK OPTION GRANTS

    The following table contains information relating to stock option and tandem limited stock appreciation right ('SAR') grants made in fiscal 2002.

                     OPTION/SAR GRANTS IN FISCAL YEAR 2002

                                                        INDIVIDUAL GRANTS
                                       ---------------------------------------------------
                                        NUMBER OF      % OF TOTAL
                                        SECURITIES    OPTIONS/SARS
                                        UNDERLYING     GRANTED TO                            GRANT DATE
                                       OPTIONS/SARS   EMPLOYEES IN   EXERCISE   EXPIRATION     PRESENT
NAME                                    GRANTED(1)    FISCAL YEAR     PRICE        DATE       VALUE(2)
----                                   ------------   ------------   --------   ----------   -----------
Edward J. Ludwig.....................     300,000         5.59%      $ 32.49     11/27/11    $ 3,477,000
Gary M. Cohen........................      85,000         1.58%      $ 32.49     11/27/11        985,150
John R. Considine....................     125,000         2.33%      $ 32.49     11/27/11      1,448,750
Vincent A. Forlenza..................      65,000         1.21%      $ 32.49     11/27/11        753,350
William A. Kozy......................      65,000         1.21%      $ 32.49     11/27/11        753,350
                                        ---------       -------      -------     --------    -----------
TOTAL................................     640,000        11.92%      $ 32.49     11/27/11    $ 7,417,600
All Employee Optionees...............   5,370,932       100.00%      Various      Various    $62,249,101

---------

(1) All option grants to the named executives are for a ten-year term. They become exercisable in four equal annual installments beginning one year from the date of grant. The option grants to the named executive officers were issued in tandem with limited SARs, which are exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, each as defined in the 1998 Stock Option Plan.

(2) This estimate of value has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the Securities and Exchange Commission ('SEC') and is consistent with the assumptions the Company is using for Statement of Financial Accounting Standards ('SFAS') 123 reporting. The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grant and the Company's stock price performance history as of the date of the grant. The key assumptions are as follows: dividend yield: 1.16%; volatility: 33.0%; risk-free rate of return: 4.50%; and expected exercise period: 6 years.

    The assumptions used in the valuation are based upon experience, and are not a forecast of future stock price or volatility, or of future dividend policy. No adjustments have been made for the risk of forfeitures or for limitations on transferability.

STOCK OPTION EXERCISES

    The following table contains information relating to the exercise of stock options by the named executives in fiscal 2002, as well as the number and value of their unexercised options as of September 30, 2002.

            AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2002 AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                VALUE
                                               REALIZED            NUMBER OF
                                               (MARKET       SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                VALUE             UNEXERCISED                     IN-THE-MONEY
                                   SHARES        LESS           OPTIONS/SARS AT                  OPTIONS/SARS AT
                                  ACQUIRED     EXERCISE         FISCAL YEAR-END                  FISCAL YEAR-END
NAME                             ON EXERCISE    PRICE)    EXERCISABLE/UNEXERCISABLE(2)   EXERCISABLE/UNEXERCISABLE(1)(2)
----                             -----------   --------   ----------------------------   -------------------------------
Edward J. Ludwig................   15,000      $407,882         744,156/605,000                 $5,498,097/$ 2,469
Gary M. Cohen...................        0             0         321,788/153,500                  1,203,173/  9,134
John R. Considine...............        0             0         150,000/365,000                     92,804/ 92,806
Vincent A. Forlenza.............        0             0         393,096/121,500                  2,634,440/  6,665
William A. Kozy.................        0             0         365,668/120,500                  2,388,369/  6,172

---------

(1) The value of unexercised options represents the difference between the closing price of the Company's Common Stock on September 30, 2002 ($28.40) and the exercise price of each unexercised in-the-money option held by the named executives.

(2) All option grants to the named executives are for a ten-year term. Options that were issued in November 2001 become exercisable over a four year period (with 25% becoming vested on each anniversary of the date of grant). Options issued after 1996 and prior to November 2001 are exercisable 50% after two years from the date of grant and 100% after three years from the date of grant. All options issued to the named executives prior to 1997 were exercisable immediately. The above option grants were issued in tandem with limited SARs, which are exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined under the Company's stock option plans.

RETIREMENT PLAN

    The Company's Retirement Plan (the 'Retirement Plan') is a non-contributory defined benefit plan. It provides for normal retirement at age 65 and permits earlier retirement in certain cases. Benefits are based upon years of service and compensation (comprised of salary, commissions, bonuses and stock award distributions ('Covered Compensation')) for the five consecutive calendar years which produce the highest average compensation. The Retirement Plan is integrated with Social Security.

    The Code limits the maximum annual benefit which may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized. Under the Company's Retirement Benefit Restoration Plan (the 'Restoration Plan'), the Company will make supplemental, unfunded payments to offset any reductions in benefits which may result from such limitations. The Company's obligations to pay retirement benefits under the Restoration Plan, as well as deferred amounts under the Company's Deferred Compensation Plan, are secured by a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change in control of the Company (as defined in the trust agreement).

    The table below shows the estimated annual retirement benefits payable under the Retirement Plan and the Restoration Plan at normal retirement date to all eligible employees, including the named executives, in specified remuneration and years of service classifications.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

                                       YEARS OF CREDITED SERVICE
  MAXIMUM      --------------------------------------------------------------------------
  AVERAGE
COMPENSATION      10         15         20         25         30         35         40
------------   --------   --------   --------   --------   --------   --------   --------
 $  200,000    $ 28,139   $ 42,208   $ 56,278   $ 70,347   $ 84,417   $ 98,486   $112,556
    300,000      43,139     64,708     86,278    107,847    129,417    150,986    172,556
    400,000      58,139     87,208    116,278    145,347    174,417    203,486    232,556
    500,000      73,139    109,708    146,278    182,847    219,417    255,986    292,556
    600,000      88,139    132,208    176,278    220,347    264,417    308,486    352,556
    700,000     103,139    154,708    206,278    257,847    309,417    360,986    412,556
    800,000     118,139    177,208    236,278    295,347    354,417    413,486    472,556
    900,000     133,139    199,708    266,278    332,847    399,417    465,986    532,556
  1,000,000     148,139    222,208    296,278    370,347    444,417    518,486    592,556
  1,100,000     163,139    244,708    326,278    407,847    489,417    570,986    652,556
  1,200,000     178,139    267,208    356,278    445,347    534,417    623,486    712,556
  1,300,000     193,139    289,708    386,278    482,847    579,417    675,986    772,556
  1,400,000     208,139    312,208    416,278    520,347    624,417    728,486    832,556
  1,500,000     223,139    334,708    446,278    557,847    669,417    780,986    892,556
  1,600,000     238,139    357,208    476,278    595,347    714,417    833,486    952,556

    Covered Compensation includes all components of each named executive's Annual Compensation as set forth in the Summary Compensation Table on page 19 hereof. Amounts shown are calculated on a straight-life annuity basis, and are not subject to any further deduction for Social Security benefits or other offsets. Employees may elect to receive the actuarial value of their retirement benefits in a lump sum in lieu of a lifetime pension.

    Under the Retirement Plan, years of credited service as of December 31, 2002, and Covered Compensation for the calendar year ending December 31, 2002, will be 23 years and $1,600,000 for Mr. Ludwig, 19 years and $750,000 for Mr. Cohen, 3 years and $945,000 for Mr. Considine, 22 years and $630,000 for Mr. Forlenza, and 28 years and $628,077 for Mr. Kozy.

    In addition, Mr. Considine has an agreement with the Company under which Mr. Considine is entitled to receive an annual supplemental pension benefit of $86,900 in the event his employment is terminated before the age of 55. In the event Mr. Considine remains with the Company beyond his 55th birthday, he will be entitled to receive an actuarially increased annual supplemental pension benefit. In addition, under a separate agreement, if Mr. Considine's employment is terminated prior to age 55 other than for cause or as a result of a voluntary termination, he will be entitled to participate in the Company's retiree medical plan upon the attainment of age 55. If Mr. Considine remains employed by the Company beyond his 55th birthday, he will be entitled to participate in the retiree medical plan following termination of his employment for any reason.

CONTRACTUAL OBLIGATIONS

    Messrs. Ludwig, Cohen, Forlenza, Considine and Kozy have agreements with the Company which provide for the continued employment of the named executives for a period of three years following a change of control of the Company. In the event of a termination by the Company other than for cause, or by the named executive for good reason, at any time during the three years following a change in control of the Company, the named executive would receive a payment equal to three times the executive's annual compensation (salary and bonus), and certain of his fringe benefits (reduced to the extent provided by any subsequent employer) would be continued for not less than three years. In addition, in the event of termination by the Company other than for cause, or by the named executive for good reason, within three years following a change in control, the named executive would be entitled to receive the actuarial equivalent of the additional pension benefits which the named executive would have earned had he remained an employee for an additional three years following termination. The terms 'cause,' 'good reason' and 'change in control' are defined in the agreements.

    If any termination payments to a named executive pursuant to his agreement should be subject to the excise tax imposed by Section 4999 of the Code, the Company would reimburse the named executive in an amount such that the named executive would retain the same amount, net of all taxes, that he would have retained had the excise tax not been in effect.

PERFORMANCE COMPARISON

    The following graph presents a comparison of cumulative total return to shareholders for the five-year period ended September 30, 2002 for the Company, the S&P 500 Index, and for a peer group of companies, selected on a line-of-business basis (the 'Peer Group'). The following graph also presents the cumulative total return to shareholders during the same period for the peer group of companies (the 'Former Peer Group') that was used in the five-year performance graph included in last year's proxy statement.

    The comparison period presented is required by applicable rules and regulations of the SEC. Cumulative total return to shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus per share price change for the period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return is based on an investment of $100 on September 30, 1997 and is compared to the cumulative total return of the S&P 500 Index and the weighted, average performance of both the Peer Group and the Former Peer Group over the same period with a like amount invested.

    The companies composing the Peer Group consist of Abbott Laboratories, Bausch & Lomb Inc., Baxter International Inc., Beckman Coulter, Inc., Boston Scientific Corporation, Guidant Corporation, Johnson & Johnson, Medtronic, Inc., St. Jude Medical, Inc. and Stryker Corporation.

    The companies composing the Former Peer Group consist of the foregoing companies (excluding Stryker), in addition to Allergan, Inc., C. R. Bard, Inc., Pfizer, Inc. and Wyeth. The Company believes that comparisons to the current Peer Group, which consists solely of medical technology and device companies, present a more accurate measure of the Company's performance. C.R. Bard was removed from the peer group index because it had entered an agreement to be acquired by another company at the time the Company was reviewing changes to the index.

                    COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
            AMONG BECTON, DICKINSON AND COMPANY, THE S&P 500 INDEX,
                    THE PEER GROUP AND THE FORMER PEER GROUP

                            BECTON, DICKINSON                      FORMER
                              AND COMPANY        PEER GROUP      PEER GROUP       S&P 500
                            -----------------    ----------      ----------       -------
09/97                            100               100             100             100
12/97                            107.4             108.5           114             103.7
03/98                            147.4             122.3           132.9           117.4
06/98                            166.1             130             146.2           121.8
09/98                            177.6             131.9           143.8           109.7
12/98                            185.5             146.0           166.1           133.4
03/99                            172.4             159.3           181.2           141.5
06/99                            130.4             162.5           170.6           149.1
09/99                            122.3             145.0           155.7           140.5
12/99                            117.9             146.8           151.3           160.4
03/00                            116.3             136.4           151.3           163
06/00                            126.3             170.8           183.5           159.7
09/00                            116.8             172             179.8           158.3
12/00                            153.4             185.4           198.7           145
03/01                            156.9             165.1           174.1           129.3
06/01                            159.4             179.8           176.5           136.3
09/01                            165.2             193.8           182.3           116.5
12/01                            150.7             212.7           190.9           129.8
03/02                            169.4             216.6           187.4           128.6
06/02                            155.1             174.9           151.3           111.5
09/02                            128.3             176.1           136.7            92.5

PROPOSAL 2.

                       SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors, pursuant to the recommendation of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company and its subsidiaries for the fiscal year ending September 30, 2003. A representative of Ernst & Young LLP will attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

    Fees billed to the Company by Ernst & Young LLP for services rendered during fiscal year 2002 were as follows:

    Audit Fees: $1,880,600

    Financial Information Systems Design and Implementation Fees: $0

    All Other Fees: $2,846,000

        All Other Fees consists of:

            Audit Related Fees -- $838,200

            Other Fees -- $2,007,800

    The Audit Committee considered, in reliance on management and the independent auditors, whether the provision of the services designated as 'All Other Fees' above is compatible with maintaining the independence of Ernst & Young LLP. 'Audit Related Fees' includes fees related to statutory filings in certain international jurisdictions, audits of employee benefit plans, and accounting and reporting advice on specific matters. 'Other Fees' includes fees related to tax compliance and tax consulting, and transnational services for employees.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SELECTION OF ERNST & YOUNG LLP. IF APPROVAL IS WITHHELD, THE BOARD WILL RECONSIDER ITS SELECTION.

                              SHAREHOLDER PROPOSAL

PROPOSAL 3.

                         PROPOSAL ON CUMULATIVE VOTING

    Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 800 shares of Common Stock, has informed the Company that she plans to introduce the following proposal at the meeting:

       RESOLVED: 'That the stockholders of Becton Dickinson, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.'

       REASONS: 'Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 74,217,231 shares, representing approximately 38.5% of shares voting voted FOR this proposal.'

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

    Your Board believes that directors should be elected based on their abilities, and should represent the interests of all shareholders, not just those of particular groups. Cumulative voting enables individual shareholders or groups of shareholders with less than a majority of the shares to elect directors primarily concerned with advancing their particular interests. This could result in the election of directors who advocate the positions of the group responsible for their election rather than the positions that are in the best interests of BD and of all of our shareholders. In addition, the support by directors of the special interests of the constituencies that elected them could create partisanship and divisiveness among Board members and impair the Board's ability to operate effectively as a governing body, to the detriment of all BD shareholders.

    BD's current system of electing directors, with each share entitled to one vote for each nominee, results in a more effective board whose members are accountable to all of BD shareholders, rather than to a particular group.

    This proposal has been submitted at the past six annual meetings and has been rejected by our shareholders each time. Your Board of Directors continues to oppose this proposal because it believes it is contrary to the best interests of BD and its shareholders.

    Accordingly, the Board recommends a vote AGAINST this proposal.

                 SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

    Any proposal that a shareholder wishes to submit for inclusion in the Company's Proxy Statement and proxy/voting instruction card for the 2004 Annual Meeting of Shareholders ('2003-2004 Proxy Statement') pursuant to SEC Rule 14a-8 must be received by the Company no later than August 28, 2003.

    In addition, notice of any proposal that a shareholder wishes to propose for consideration at the 2004 Annual Meeting of Shareholders, but does not seek to include in the Company's 2003-2004 Proxy Statement pursuant to Rule 14a-8, must be delivered to the Company no earlier than October 14, 2003 and no later than November 13, 2003, if the proposing shareholder wishes for the Company to describe the nature of the proposal in the 2003-2004 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to the Company in connection with the 2004 Annual Meeting of Shareholders should be addressed to:
Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

                                   APPENDIX A
                     THE MISSION OF THE BOARD OF DIRECTORS

    The Board of Directors of BD believes that in keeping with its duties and its goal of achieving high standards of corporate governance, and in order to further the Core Values and Envisioned Future of BD, it must:

         -- Represent the owners' interest in perpetuating a successful business, including optimizing long-term financial returns;

         -- Ensure that the corporation is managed in such a way as to achieve this result;

         --  Serve in an active and not a passive fashion;

         -- Regularly monitor the effectiveness of management policies and decisions, including the execution of strategies; and

         -- Consider the needs of BD's customers, employees, suppliers, and the communities in which BD conducts business, in addition to fulfilling its obligations for increased shareholder value.

    To achieve the foregoing, the Board believes that certain oversight responsibilities should be given priority on its agenda, including a periodic review of: BD's strategy and results, management structure, performance and succession planning, Board effectiveness, ethical conduct and legal compliance, accounting and financial control, and the financial structure and preservation of assets.

    To assist it in discharging these responsibilities, the Board, from time to time, has established standing Committees. The Board delegates to these Committees the authority to consider matters within each Committee's area of responsibility and to report to the Board with appropriate recommendations.

                       BECTON, DICKINSON AND COMPANY (BD)
                  STATEMENT OF CORPORATE GOVERNANCE PRINCIPLES
                           ADOPTED NOVEMBER 27, 2001

1) BOARD COMMITTEES, THEIR NUMBER, STRUCTURE, AND CHARTERS

    The Board has the following standing committees: Audit, Compensation and Benefits, Finance and Investment, Corporate Governance, Executive and Corporate Affairs. The structure and charter of each committee is reviewed on an annual basis, first by the committee, and then by the Corporate Governance Committee, who recommends any changes it deems necessary or appropriate to the Board for consideration. The Board has the flexibility to form a new committee, disband a current committee or establish ad hoc committees to address particular issues or circumstances, as the need may arise.

2) INDEPENDENCE OF COMMITTEES

    It is the policy of the Board that only independent directors serve on the Audit and Compensation and Benefits Committees and, subject to the terms of its charter, the Corporate Governance Committee.

3) ASSIGNMENT AND ROTATION OF COMMITTEE MEMBERS AND CHAIRS

    The Board, after consultation with the Chairman, designates the members of the committees, taking into account their particular expertise, experience and preferences.

    The Board does not believe in mandating the fixed rotation of committee members and/or Committee chairs, since there may be reasons at a given point in time for maintaining continuity. Ideally, however, the Board will seek to rotate committee members and chairs, on a staggered basis within each committee, on an average of every five years. The Board seeks thereby to avoid director entrenchment while ensuring continuity and the availability of experience derived through longevity.

4) SEPARATION OF CHAIRMAN AND CHIEF EXECUTIVE ROLES

    The Board believes it important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and the Chief Executive Officer in any way that seems best for the Company at a given point in time.

5) LEAD DIRECTOR (AMENDED SEPTEMBER 24, 2002)

    The Board notes that all BD directors are elected by the shareholders and all have an equal voice.

    The Chairman and CEO is free, as is the Board as a whole should a special need arise, to call upon any one or more directors to provide leadership in a given situation. The Board understands that leadership in certain subject areas falls to the committee chair(s) responsible for the subject matter giving rise to the need, and that the chairs function as the committee liaisons to the Chairman and the rest of the Board.

    The Board also believes it is appropriate and necessary for the independent directors to designate a Lead Director, on a rotating basis, to serve for a term of twelve months. In circumstances in which the non-management directors meet without any management present, the director designated by the independent directors as the Lead Director shall preside over such meeting. The Lead Director also shall serve as a liaison between the non-management members of the Board and the Chairman, and as a contact person to facilitate communications by BD's employees and shareholders with the non-management members of the Board.

6) MIX OF INSIDE AND OUTSIDE DIRECTORS

    It is BD's policy that the Board be composed predominantly of independent directors who do not hold management responsibilities within the Company, thereby ensuring their availability to serve on the Audit, Compensation and Benefits, and Corporate Governance committees and that no more than two persons with Company management responsibilities shall be members of the Board at any given point in time.

7) BOARD DEFINITION OF INDEPENDENCE

    The Board assesses each director's independence on an annual basis, and for purposes of membership on the Audit and Compensation and Benefits Committees, determines its directors' independence based on applicable regulatory requirements of the Securities and Exchange Commission and the New York Stock Exchange.

    For all other purposes, including determining whether the Board is comprised of a predominant majority of independent directors, 'independence' shall be defined to mean a director who has not been employed by the Company or any of its subsidiaries within the previous five years and has no significant financial or personal relationship to BD or to its management that would interfere with the exercise of independent judgment by such director, provided, however that the Board believes all directors should hold meaningful equity ownership positions in the Company and provided further, that a director serving on the Corporate Governance Committee shall not be disqualified from participating in the nomination of candidates for election to the Board and the determination of director compensation as long as he or she is not, and at no time in the prior two years was, an employee of the Company or any of its subsidiaries.

    The Board, in its business judgment, will determine, based on the relevant facts and circumstances, whether a director has a relationship to BD or to its management that would interfere with such director's exercise of independent judgment.

8) BOARD SIZE

    The Board periodically reviews its size to consider that most effective for its operation. In general, the Board believes that its appropriate size consists of between ten and thirteen members, recognizing that retirements, resignations and recruiting delays, as well as the availability of one or more outstanding candidates, may result periodically in the Board consisting, for some transitional period, of a slightly greater or lesser number of directors than the Board may have targeted.

9) DIRECTOR RETIREMENT POLICY

    It is BD's policy that directors retire from the Board effective at the Annual Meeting of Shareholders following their seventy-second birthday. Under special circumstances, with the approval of the Board, exceptions can be made to this policy. The Board believes, however, that any exceptions should be rare.

10) TERM LIMITS

    It is the policy of the Company to avoid term limits which have the disadvantage of discontinuing the availability and contributions of directors who have developed experience with and insight into, the Company and its needs over a period of time.

11) CHANGES IN DIRECTORS' PRIMARY RESPONSIBILITIES AND OUTSIDE COMMITMENTS

    It is BD's policy that every director, including the Chief Executive Officer and any other inside directors, must notify the Chairman of the Board of his or her retirement, of any change in employer, and of any other significant change in professional roles and responsibilities. The Board, upon recommendation from the Corporate Governance Committee, then considers the continued appropriateness of Board membership under the new circumstances.

    As a corollary, it is the policy of the Board that every director should seek the consent of the Chairman of the Board and the Corporate Governance Committee and confirm the absence of any actual or potential conflict, prior to accepting any invitation to serve on another corporate or not-for-profit board or with a government or advisory group.

12) EVALUATION BY OUTSIDE DIRECTORS OF THE CHIEF EXECUTIVE OFFICER

    It is BD's policy that the outside directors meet privately no less than once a year to evaluate the performance of the Chief Executive Officer. The evaluation is based on objective and subjective criteria, including an assessment of the performance of the businesses, accomplishment of long-term strategic objectives, and management development. A clear understanding between the outside directors and the Chief Executive Officer regarding the Company's expected performance and how that performance is to be measured is critical to the process.

    The Compensation and Benefits Committee uses the results of the evaluation when considering the Chief Executive Officer's compensation, and the Chairman of the Compensation and Benefits Committee communicates the results of this evaluation to the Chief Executive.

13) MEETINGS OF NON-MANAGEMENT DIRECTORS (AMENDED SEPTEMBER 24, 2002)

    The non-management directors shall meet privately as a matter of course, without any management present, not less than three times a year, with one of these sessions dedicated to the review of the Chief Executive Officer and the recommendations of the Compensation and Benefits Committee regarding Chief Executive Officer compensation. These meetings should be scheduled as a matter of course for each fiscal year by the Corporate Secretary.

    The non-management directors also may meet in executive session at other times during the year to consider issues they deem important to address without management present.

    Following each meeting of the non-management directors, the director then designated by the independent directors as the Lead Director will discuss with the Chairman, to the extent appropriate, matters addressed in or arising from the private meeting.

14) EVALUATION OF THE BOARD AND BOARD COMMITTEES

    It is the policy of the Board to review on an annual basis its performance and effectiveness as a whole, with each Director completing a questionnaire developed by the Corporate Governance Committee with respect to seventeen criteria. The collective ratings and comments are compiled in advance of the review session and are presented by the Chairman of the Corporate Governance Committee to the full Board for discussion.

    Beginning in 2001, this practice has been expanded to include annual self-assessments by each Board committee, relying on a review process similar to that used by the Board, with performance criteria for each committee established on the basis of their charters.

15) EVALUATION OF INDIVIDUAL DIRECTOR PERFORMANCE

    It is BD's policy to have the Corporate Governance Committee assess, at least once every three years, on the basis of pre-established criteria, the performance of each individual director standing for re-election at the next shareholders' meeting. The pre-established criteria address each director's core competencies, independence and level of commitment.

    The Corporate Governance Committee considers not only an individual's qualities, performance and professional responsibilities, but also the then composition of the Board and the challenges and needs of the Board as a whole at that time. If applicable, the Committee also considers the impact of any change in the principal occupation of the directors during their prior terms of service. This evaluation process allows each director the opportunity to conveniently confirm his or her interest to continue as a member of the Board. Upon completion of the individual director evaluation process, the Committee reports to the full Board its conclusions and recommendations for nominations to the Board.

    It is BD's policy that the Corporate Governance Committee also should review and consider the performance of any individual director if a situation were to arise that interfered with the proper performance of his or her duties as a member of the Board.

16) COMPANY PERFORMANCE AND CORPORATE STRATEGY

    The Board reviews the Company's financial performance on a regular basis at Board meetings and through periodic updates, with a particular focus on peer and competitive comparisons. These reviews include the views of management as well as those of key investors and securities analysts.

    The Board also conducts an annual off-site meeting, normally in November of each year, to review and approve the Company's long-term strategy, and assess its strategic, competitive and financial performance, on both an absolute basis and in relation to the performance, practices and policies of its peers and competitors.

    Each Committee of the Board in addition should assess the Company's performance on an annual basis from the perspective of its charter's mission and purpose, and report the assessment results to the full Board.

17) COMPOSITION OF THE BOARD AND BOARD MEMBERSHIP CRITERIA

    The Corporate Governance Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the composition of the Board at any given point in time. The assessment of the overall composition of the Board considers issues of judgment, diversity, age, skills, international background, and experience in areas such as technology, change management and finance.

    On an annual basis the Corporate Governance Committee considers the composition, challenges and needs of the Board as a whole, both in connection with recommending candidates for election to the Board and in analyzing the composition of the Board committees.

18) SELECTION AND INVITATION OF NEW DIRECTORS

    The Corporate Governance Committee is responsible for recommending for Board consideration candidates for election to the Board. On behalf of the Board, the Chairman and Chief Executive Officer generally extend the invitation to a candidate to join the Board.

19) ORIENTATION OF DIRECTORS

    It is BD's policy that an orientation and training process should be developed and made available to new members of the Board and to new members of each Board committee. Orientation of a new director or new committee member is coordinated by the Corporate Secretary and the Chief Financial Officer and is tailored to the requirements of the individual.

    In addition, BD directors are encouraged to visit the Company and its subsidiaries each year, to locations selected in consultation with the Chief Executive Officer, to familiarize him/herself with the business of the Company and its subsidiaries. These visits should be set up through the Office of the Corporate Secretary, and directors are requested to report to the full Board following any such visit.

20) DIRECTOR COMPENSATION

    The Corporate Governance Committee and the Board receive and review periodic reports from management on trends in director compensation. In addition, the Corporate Governance Committee conducts a thorough analysis of director compensation and stock ownership at least every three years and makes recommendations to the Board for any adjustments deemed appropriate.

    Beginning in 1996, BD director compensation was redesigned to focus increasingly on equity compensation for directors. This redesign included eliminating both the director retirement plan and the payment of meeting fees, reducing the cash retainer amount and establishing an equity-based director deferral plan and a director stock option plan.

21) DIRECTOR EQUITY OWNERSHIP

    The Board believes that directors should hold meaningful equity ownership positions in the Company. In 1996 the Company adopted director share ownership guidelines. In 2000 the director share ownership guidelines were adjusted to reflect a director's tenure on the Board, requiring each outside director to own shares of BD common stock valued at seventy percent of the amount obtained by multiplying the annual retainer fee in effect from time to time by the number of years a person has served as a director.

22) CLASSIFIED BOARD

    Since 1984, the BD Board comprises three classes of directors, with approximately one-third of the directors assigned to each class. The members of each class are elected to terms of three years.

    The Board reviews its classified board structure no less than once every two years.

    After careful review and consideration, in 2001 the BD Board concluded that a classified board provides continuity, stability and experience in the composition of the Board, while still providing for the election of a portion of the Board each year. It also enables the Board to represent more effectively the interests of all shareholders in a wide variety of circumstances.

23) WELL-INFORMED DIRECTORS

    In order for the Board to exercise fully its oversight functions, management provides the Board access to information regarding the Company and the markets in which the Company operates. This information comes from a variety of sources, including management reports, security analysts' reports, information regarding peer performance, direct interaction with senior management and visits to Company facilities.

24) BOARD MATERIALS AND PRESENTATIONS

    As a general rule, presentations on specific subjects are sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions and discussion of key issues.

25) BOARD AGENDA

    The Chairman and Chief Executive Officer, together with the Corporate Governance Committee, establishes on an annual basis an agenda of topics for consideration and review by the Board during the following year. This annual schedule of topics is then provided to the full Board for review and comment and is adjusted, as appropriate, during the year.

    The Chairman and Chief Executive Officer establish the agenda and schedule for each Board meeting, allowing for an appropriate mix of presentation and discussion.

26) SUCCESSION PLANNING AND MANAGEMENT DEVELOPMENT

    The Board, with the input of the Chief Executive Officer, conducts an annual assessment of the performance and development of senior management. The Board also conducts periodic discussions, no less than once a year, regarding succession of the Chief Executive Officer and other members of senior management and, with the recommendations of the Chief Executive Officer, identifies potential successor candidates for these roles.

    As a matter of policy, the Chief Executive Officer should provide to the Board, on an ongoing basis, his or her recommendation as to a successor in the event of an unexpected disability.

27) ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS/BOARD ACCESS TO SENIOR MANAGEMENT

    A limited number of members of the BD leadership team attend Board meetings and Board dinners on a regular basis. In addition, other BD leaders attend Board and Committee meetings when appropriate to provide additional expertise and to expose the Board to a broader pool of management.

    The Board has open access to senior management.

28) BOARD'S INTERACTION WITH INSTITUTIONAL INVESTORS, PRESS AND CUSTOMERS

    In general, BD management speaks for the Company. Individual Board members may, from time to time at the request of management, meet or otherwise communicate with various constituencies that are involved with BD.

29) CONFLICTS OF INTEREST

    If an actual or potential conflict of interest develops because of a change in the business operations of the Company or a subsidiary, or in a director's circumstances (for example, significant and ongoing competition between the Company and a business with which the director is affiliated), the director should report the matter immediately to the Chairman of the Board and the Corporate Governance Committee for evaluation and appropriate resolution.

    If a director has a personal interest in a matter before the Board, the director shall disclose the interest to the full Board, excuse himself or herself from participation in the discussion, and shall not vote on the matter.

30) DISCLOSURE REGARDING CORPORATE GOVERNANCE, DIRECTOR COMPENSATION AND BOARD EVALUATION

    BD provides disclosure in its annual Proxy Statement concerning stock ownership guidelines for directors and senior management, a comprehensive description of the board's self-evaluation processes and the composition of director compensation.

    So that shareholders may gain greater knowledge of the Board's processes, beginning in 2001 the Company's annual proxy statement disclosure will be expanded to also include the publication of this Statement of Corporate Governance Principles once adopted by the Board.

31) CHARITABLE CONTRIBUTIONS (ADOPTED JULY 23, 2002)

    Proposed charitable contributions, or pledges of charitable contributions, by the Company within any given fiscal year in an aggregate amount of $50,000 or more, to an entity for which a BD director or a member of any of their immediate families serves as a director, officer, employee, or member of such entity's fund-raising organization or committee, shall be subject to prior review and approval by the Corporate Governance Committee; and

    The Corporate Governance Committee of the Board shall be provided on an annual basis with a report from management of the charitable contributions or pledges made by the Company during the fiscal year in an amount of $10,000 or more, to an entity for which a BD director or executive officer, or a member of any of their immediate families, serves as a director, officer, employee, or member of such entity's fund-raising organization or committee and such report of contributions made shall be included and disclosed in the Company's annual proxy statement;

    provided, however, that for purposes of determining whether the $50,000 approval threshold or $10,000 disclosure threshold is reached, no contributions by the Company under its established Matching Gift Program shall be included or reported.

32) EXECUTIVE OFFICER MEMBERSHIP ON PUBLIC COMPANY BOARDS (ADOPTED NOVEMBER 26,
2002)

    It is BD's policy that prior to an executive officer agreeing to join any board of another publicly-traded company, the executive officer first must seek the agreement of BD's Chief Financial Officer and of its General Counsel that any such proposed service would not present undue conflict of interest or financial risk, to either BD or to the executive officer. Once such agreement is secured, the executive officer then shall seek the approval of the Corporate Governance and Nominating Committee.

    As a general rule, the Board believes that executive officers should be limited at any given time to serving on the board of not more than one publicly-traded company. Any exceptions to this general rule require the prior approval of the Corporate Governance and Nominating Committee.

                                   APPENDIX B
                         BECTON, DICKINSON AND COMPANY
                 2002 ANNUAL REPORT OF CHARITABLE CONTRIBUTIONS
                               NOVEMBER 26, 2002

    The following report lists charitable contributions or pledges made by BD during the 2002 fiscal year in an amount of $10,000 or more, to an entity for which a BD director or executive officer, or a member of any of their immediate families, serves as a director, officer or employee, or as a member of such entity's fund-raising organization or committee.

   NAME OF DIRECTOR OR              NAME OF               AFFILIATION WITH        AMOUNT OF         AMOUNT OF
         OFFICER                 ORGANIZATION               ORGANIZATION           PLEDGES        CONTRIBUTIONS
-------------------------        ------------               ------------         ------------     -------------
Gary M. Cohen,             Rutgers Business School;   Mr. Cohen is on the Board       --             $30,000
President -- BD Medical    Newark and New Brunswick   of Advisors.
Systems

Vincent A Forlenza,        American Diabetes          Mr. Forlenza is on the       $500,000    $125,000 (including
Senior Vice                Association                Corporate Advisory Board.  over 5 years   $100,000 pursuant
President -- Technology,                                                                         to FY02 pledge)
Strategy and Development

                           The Valley Hospital,       Mr. Forlenza is a member        --             $60,000
                           Ridgewood, NJ              of the Board of
                                                      Directors.

William A. Kozy,           Morristown Memorial        Mr. Kozy is on the              --            $150,000
President -- Clinical      Hospital                   Executive Advisory Board.
Laboratory Solutions and
Company Operations

Edward J. Ludwig,          Inter-Religious            Mr. Ludwig is a member of    $50,000     $35,000 (including
Chairman, President and    Fellowship for the         the Development                          $25,000 pursuant to
Chief Executive Officer    Homeless                   Committee.                                  FY02 pledge)

                           UNICEF                     Mr. Ludwig is a member of   $1,000,000   $210,000 (including
                                                      the Board of Directors of  over 5 years   $200,000 pursuant
                                                      the U.S. Fund for UNICEF.                  to FY02 pledge)

Frank A. Olson, Director   Save The Children          Mr. Olson is on the Board    $200,000     $50,000 (pursuant
                                                      of Trustees.                               to FY02 pledge)


Willard J. Overlock, Jr.,  Juvenile Diabetes          Mr. Overlock's wife is a     $500,000          $47,000
Director                   Research Foundation        member of the Board of     over 2 years
                                                      Directors.

                           Columbia University        Mr. Overlock is on the          --            $251,000
                           Graduate School of         Board of Overseers.
                           Business

Alfred Sommer, Director    The Johns Hopkins          Dr. Sommer is Dean of the       --             $25,500
                           University ('JHU')         JHU Bloomberg School of
                                                      Public Health, and Mr.
                                                      Ludwig is member of the
                                                      JHU Board of Trustees.


                                      B-1

                                 DIRECTIONS TO
                           THE WOODCLIFF LAKE HILTON

FROM WESTERN NJ

Route 80 East to Garden State Parkway North. Take Garden State Parkway to Exit 171 (Woodcliff Lake). Turn left onto Glen Road. Turn right onto Chestnut Ridge Road. Proceed approximately one-half mile and turn left onto Tice Boulevard. Proceed to hotel on the left.

FROM NEWARK AIRPORT

Route 78 West to Garden State Parkway North. Take Garden State Parkway to Exit 171 (Woodcliff Lake). Turn left onto Glen Road. Turn right onto Chestnut Ridge Road. Proceed approximately one-half mile and turn left onto Tice Boulevard. Proceed to hotel on the left.

FROM TAPPAN ZEE BRIDGE

Over Tappan Zee onto New York Thruway (287 West). Take Thruway to Exit 14A to Garden State Parkway. Take first exit (School House Road-Pearl River). Turn left onto School House Road, and turn right at light onto Summit Avenue. Turn left at light onto Chestnut Ridge Road. Proceed 1.5 miles and turn right onto Tice Boulevard. Proceed to hotel on the left.

FROM LAGUARDIA AIRPORT

Grand Central Parkway West (follow signs for George Washington Bridge) to Tri-Boro bridge. Over bridge onto Major Deegan Expressway to Interstate 95 West. Proceed over the GW Bridge, onto Route 80 West, to Garden State Parkway North. Take Garden State Parkway to Exit 171 (Woodcliff Lake). Turn left onto Glen Road. Turn right onto Chestnut Ridge Road. Proceed approximately one-half mile and turn left onto Tice Boulevard. Proceed to hotel on the left.

                           PARKING WILL BE AVAILABLE

                                [RECYCLE LOGO]

                                 Appendix 1


                          PROXY/VOTING INSTRUCTION CARD

                          BECTON, DICKINSON AND COMPANY

             Proxy Solicited on Behalf of the Board of Directors for

                       Annual Meeting on February 11, 2003

The undersigned hereby appoints Edward J. Ludwig, John R. Considine, and Bridget
M. Healy, and any of them, with full power of substitution, proxies to attend the annual meeting of shareholders of the Company to be held at 2:00 PM, on Tuesday February 11, 2003 at The Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey, and any adjournment thereof, and to vote all shares of the Common Stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting.

This card constitutes voting instructions to the Trustee and the Custodian, respectively, for any shares of Common Stock allocated to the undersigned under the Company's 1996 Directors' Deferral Plan ("DDP"), the Company's Deferred Compensation Plan ("DCP"), the Med-Safe Systems, Inc. Savings Incentive Plan (the "Med-Safe Plan") and, when so provided, under the Company's Global Share Investment Program ("GSIP"), and also constitutes voting instructions to the Trustee and the Custodian for a proportionate number of shares of Common Stock in the DDP, DCP, the Med-Safe Plan and GSIP, respectively, for which no instruction card has been received from other participants.

This card also constitutes voting instructions to the Trustee for any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned under the Company's Savings Incentive Plan ("SIP"). In addition, unless the box on the reverse side of this card is checked, this card also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock and Series B ESOP Convertible Preferred Stock in the SIP that have not been allocated to participants or for which no instruction card has been received from other participants ("unallocated/unvoted SIP shares").

                        Election of Directors, Nominees:

        Term to Expire 2005                Term to Expire 2006
        01 - Harry N. Beaty                03 - Edward J. Ludwig
        02 - Frank A. Olson                04 - Willard J. Overlock, Jr.
                                           05 - Bertram L. Scott

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. If you do not vote by telephone or over the internet, please sign and return this card using the enclosed envelope.

                                     continued and to be signed, on reverse side

                                   Detach Card

X  Please mark your
    votes as in this
    example.                                                              1508

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Election of Directors, FOR Proposal 2 and AGAINST Proposal 3.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

                                    FOR     WITHHELD
1. Election of Directors            [ ]       [ ]
(see reverse)
For, except vote withheld from the following nominee(s):

--------------------------------------------------------

                                                     FOR  AGAINST  ABSTAIN
2. Approval of independent auditors.                 [ ]    [ ]      [ ]

The Board of Directors recommends a vote AGAINST Proposal 3.

                                                     FOR  AGAINST  ABSTAIN
3. Cumulative voting.                                [ ]    [ ]      [ ]

                                                     If this box is checked, this card   [ ]
                                                     does NOT constitute voting
                                                     instructions to the
                                                     Trustee with respect to
                                                     unallocated/unvoted SIP
                                                     shares.

                                                     NOTE: Please sign exactly
                                                     as name appears hereon.
                                                     Joint owners should each
                                                     sign. When signing as
                                                     attorney, executor,
                                                     administrator, trustee or
                                                     guardian, please give full
                                                     title as such.

                                                     Signature for all shares (OTHER THAN
                                                     unallocated/unvoted SIP shares if
                                                     the box immediately above is
                                                     checked):
                                                     ----------------------------------------
                                                     ----------------------------------------
                                                     SIGNATURE(S)                       DATE

  FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY/VOTINGINSTRUCTION
                                  CARD BY MAIL

Dear Shareholder:

Becton, Dickinson and Company (BD) encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the internet. If you choose to vote your shares by telephone or through the internet, there is no need to mail back your proxy/voting instruction card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system. YOUR INTERNET OR TELEPHONE VOTE MUST BE RECEIVED BY 12:01 A.M., NEW YORK CITY TIME, ON FEBRUARY 10, 2003.

1. To vote over the internet, log on to the internet and go to the Web Site http://www.eproxyvote.com/bdx.

2. To vote over the telephone, on a touch-tone telephone dial 1-877-PRXVOTE (1-877-779-8683). If calling from outside of the U.S. or from Canada, shareholders should call 1-201-536-8073.

Your telephone or internet vote authorizes the proxies named on the above proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote telephonically or through the internet, there is no need to mail back your proxy/voting instruction card.

                  Your vote is important. Thank you for voting.